Exhibit 10.15

F O R M O F D I S T R I B U T I O N E Q U I V A L E N T
A W A R D C E R T I F I C A T E

Non-transferable
G R A N T T O

____________________
(“Grantee”)

by CatchMark Timber Trust, Inc. (the “Company”) of the cash distribution equivalent rights (the “DERs”) described in Section 1 of the Terms and Conditions hereof, pursuant to and subject to the provisions of the CatchMark Timber Trust, Inc. 2017 Incentive Plan (the “Equity Incentive Plan”) and to the terms and conditions set forth in this award certificate (this “Certificate”).

By accepting the DERs, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Certificate and the Equity Incentive Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the award certificates (the “_______ LTIP Unit Award Certificates”) evidencing the grant by CatchMark Timber Operating Partnership, L.P. (the “Partnership”) of LTIP Units (the “_______ LTIP Units”) on [___________], _________ (the “2_______ LTIP Unit Grant Date”) and the Equity Incentive Plan.

IN WITNESS WHEREOF, CatchMark Timber Trust, Inc., acting by and through its duly authorized officers, has caused this Certificate to be duly executed.

CATCHMARK TIMBER TRUST, INC. By: Its:	Grant Date: _____________, ________

TERMS AND CONDITIONS
1. Distribution Equivalent Rights (“DERs”). The Company shall establish, with respect to each ______ LTIP Unit, a separate bookkeeping account (a “DER Account”), which shall be credited (without interest) with an amount equal to any cash distributions made by the Partnership with respect to a Common Unit (as defined in the LP Agreement) during the period beginning January 1, __________ and ending on the _______ LTIP Unit Grant Date (the “DER Accrual Period”). The DERs entitle Grantee to receive from the Company the cash payment described herein, on the date, if any, that the Unvested LTIP Unit becomes a Vested LTIP Unit. Upon the LTIP Unit becoming a Vested LTIP Unit, the DER Account with respect to such Vested LTIP Unit shall also become vested. Similarly, upon the forfeiture of an LTIP Unit, the DER Account with respect to such forfeited LTIP Unit shall also be forfeited. As soon as reasonably practical, but not later than thirty (30) days, following the date that an LTIP Unit becomes a Vested LTIP Unit, the Company shall cause to be paid to Grantee an amount of cash equal to the amount credited to the DER Account maintained with respect to such Vested LTIP Unit during the DER Accrual Period.
2. Withholding. The Company or any employer Affiliate has the authority and the right to deduct or withhold from any payment related to the DER Account due Grantee, or from any payroll or other payment due Grantee, any federal, state, local, or foreign taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the DER Account.
3. Restrictions on Transfer and Pledge. Grantee may not, directly or indirectly, transfer any portion of the DER Account. Any purported transfer in violation of this Certificate shall be null ab initio and of no force and effect, and the Company shall not recognize any such transfer or accord to any purported transferee any rights with respect to the DER Account. No right or interest of Grantee in the DER Account may be transferred to or in favor of any party other than the Company or an Affiliate of the Company, without the prior consent of the Committee.
4. No Right of Continued Service. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any other Affiliate of the Company to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue to provide services to, the Company or any other Affiliate of the Company.
5. Severability. If any one or more of the provisions contained in this Certificate are invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.
6. Clawback. The DERs shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.
7. Plan Controls. The terms contained in the Equity Incentive Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Equity Incentive Plan. In the event of any actual or alleged conflict between the provisions of the Equity Incentive Plan and the provisions of this Certificate, the provisions of the Equity Incentive Plan shall be controlling and determinative.
8. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Equity Incentive Plan.
9. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to CatchMark Timber Operating Partnership, L.P., c/o CatchMark Timber Trust, Inc., 5 Concourse Parkway, Suite 2325, Atlanta, GA 30328: Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.